Exhibit 99.2

Press Release

Lynrock Lake Takes CalAmp Private

CalAmp successfully completed restructuring in less than 60 days

Emerges as private company with enhanced liquidity to invest in innovation to support customers’ evolving needs

Carlsbad, CA – August 1, 2024 – CalAmp, Inc. (“CalAmp”), a telematics company that provides products and solutions that help organizations monitor, track and protect vital assets, is pleased to announce that it is now a private company owned by Lynrock Lake Master Fund LP (“Lynrock Lake” or “Lynrock”), a fund managed by Lynrock Lake LP. This significant milestone marks a new beginning for CalAmp and reflects the company’s robust commitment to innovation and sustainable profitable growth.

Swift Restructuring and Strong Financial Position

CalAmp announced on June 3rd that to most efficiently complete the go-private transaction, the company had voluntarily initiated Chapter 11 proceedings. The plan was confirmed by the court on July 11th. During the restructuring process, CalAmp remained steadfast in its mission to deliver leading solutions that empower businesses and improve lives through differentiated telematics offerings. The restructuring process enabled CalAmp to fortify its balance sheet by eliminating $230 million of debt, enhance its cash flow generation, and strengthen its operational efficiency. The company achieved positive quarter-over-quarter revenue growth and improved profitability in its most recently completed fiscal quarter, prior to realizing the benefits of the restructuring. CalAmp is positioned to be a strong, long-term partner with the resources to invest in strategic initiatives that drive technological advancements and expand its market presence.

Leadership and Vision

Under the new leadership of CEO Chris Adams and the dedicated executive team, CalAmp navigated the restructuring process without disrupting its operations. “We are excited to emerge from restructuring with renewed vigor and a clear path forward,” said Adams. “This restructuring provides us with the financial flexibility to pursue new opportunities, invest in profitable growth, enhance our product offerings, and deliver even greater value to our customers.”

“I would like to thank CalAmp’s employees, customers, partners, and stakeholders for facilitating a swift and successful restructuring process,” said Cynthia Paul, the Chief Executive Officer and Chief Investment Officer of Lynrock Lake LP and Chairperson of the new board of directors of CalAmp. “When I look at CalAmp, I see the ingredients required for long-term success: critical technology that enables IoT, a compelling product portfolio, differentiated solutions, a strong customer base, a talented team, and exposure to growing markets. Lynrock has been invested in CalAmp for nearly six years. I am excited to partner with management on this next chapter of the company’s evolution in order to capitalize on the large and growing opportunity ahead of the company.”

Innovation and Market Expansion

CalAmp remains committed to its core values of innovation, customer focus, and operational excellence. The company will continue to leverage its expertise in telematics devices and solutions to develop innovative offerings that address the evolving needs of its global customer base across various industries, including transportation, government, education, and industrial markets. As CalAmp embarks on this new stage, it will continue to foster strong relationships and deliver exceptional value to all its customers.

For more information, visit www.calamp.com

About CalAmp

CalAmp provides flexible solutions to help organizations worldwide monitor, track, and protect their vital assets. Our unique device-enabled software and cloud platform enables commercial and government organizations worldwide to improve efficiency, safety, visibility, and compliance while accommodating the unique ways they do business. With over 10 million active edge devices and 220+ approved or pending patents, CalAmp is the telematics leader organizations turn to for innovation and dependability. For more information, visit calamp.com, or LinkedIn, Twitter, YouTube or CalAmp Blog.

CalAmp, LoJack, TRACKER, Here Comes The Bus, Bus Guardian, CalAmp Vision, CrashBoxx and associated logos are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries and/or the EU. Spireon acquired the LoJack® U.S. Stolen Vehicle Recovery (SVR) business from CalAmp and holds an exclusive license to the LoJack mark in the United States and Canada. Any other trademarks or trade names mentioned are the property of their respective owners.

Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning CalAmp. These statements include, but are not limited to, statements regarding our expected future business and financial performance and other statements identified by words such as such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict”, “project”, “aim”, “goal”, and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, current market trends and market conditions, and involve risks and uncertainties, many of which are outside of our control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect future results are included in our filings with the U.S. Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which you may obtain for free at the SEC’s website at http://www.sec.gov. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, which speak as of their respective dates except as required by law.

CalAmp Investor Contact:	CalAmp Media Contact:
Jikun Kim	Mark Gaydos
SVP & CFO	Chief Marketing Officer
ir@calamp.com	Mgaydos@calamp.com